EXHIBIT 2
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                                                                 EXECUTION COPY

                           FORWARD PURCHASE TERM SHEET
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TRANSACTION:                 Forward Purchase Transaction

TRADE DATE:                  June 17th, 2002

EFFECTIVE DATE               June 17th, 2002

FORWARD SELLER:              Citibank, N.A. ("Citibank").

FORWARD BUYER:               Warburg Pincus Private Equity VIII, L.P.
                             (the "Company").

COMMON STOCK:                The Common Stock of Agere Systems Inc ("AGR/A").

MAXIMUM AMOUNT:              $25 million.

MATURITY:                    6 weeks

STRUCTURING FEE:             None

AGGREGATE AMOUNT:            Initial Price times Transaction Shares.  In no
                             event shall the Aggregate Amount exceed the Maximum
                             Amount.

INITIAL PRICE:               The average price of Common Stock acquired by
                             Citibank under this Transaction plus brokerage of 5 cents per share

TRANSACTION SHARES:          The number of shares of Common Stock acquired by
                             Citibank to hedge its position under this Transaction.

FORWARD PRICE:               Initial Price plus Carrying Cost less Actual
                             Dividends.

CARRYING COST:               The Carrying Rate, calculated on Actual/360
                             daycount basis times the Initial Price.

CARRYING RATE:               1-month LIBOR + Carrying Spread compounded monthly,
                             or swapped to fixed.

CARRYING SPREAD:             75 basis points

ACTUAL DIVIDENDS:            Actual dividends paid on the Common Stock.

DETERMINATION DATE:          Maturity.

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DETERMINATION PRICE:         The closing price of the Common Stock on the
                             Determination Date minus 5 cents per share.

SETTLEMENT AMOUNT:           Transaction Shares times the difference between the
                             Determination Price and the Forward Price. If this amount is positive, Citibank shall pay to the Company the Settlement Amount; if negative, the Company shall pay to Citibank the absolute value of the Settlement Amount.

NET CASH SETTLEMENT:         Cash equal to the Settlement Amount paid to the
                             appropriate party.

NET SHARE SETTLEMENT:        A number of Shares of the Common Stock equal to the
                             Settlement Amount divided by the Determination
                             Price delivered to the appropriate party. Provided that if Company is required to deliver Common Stock to Citibank under Net Share Settlement then the Determination Price shall be the price at which Citibank sells shares of Common Stock received from Company.

PHYSICAL SETTLEMENT:         The Company receives Transaction Shares in exchange
                             for cash equal to the Forward Price times
                             Transaction Shares subject to the Condition to Physical Settlement.

CONDITION TO PHYSICAL
SETTLEMENT:                  As a condition to electing physical settlement, the
                             Company must deliver to Citibank on or prior to the second Business Day prior to the Termination Date
                             (i) reasonable evidence of the FTC's clearance under the HSR Act of the purchase of the Shares or
                             (ii) a written certification from the Company that it has concluded in good faith and based on the advice of counsel reasonably acceptable to Citibank that HSR clearance is not necessary because the Company qualifies for an exemption to the filing requirements of the HSR Act. With respect to clause
                             (ii), the Company will permit Citibank (and its external counsel) upon request to discuss the basis of their advice to the Company prior to the Termination Date.

TERMINATION EVENT:           A "Termination Event" shall occur if (i) the price
                             of AGR/A common shares falls to 60% of the Initial
                             Price AND (ii) Company fails to post additional cash collateral on terms mutually acceptable to the parties. Upon the occurrence of a Termination
                             Event, Citibank shall be entitled to unwind the entire outstanding Aggregate Amount.

ADJUSTMENTS:                 Method of Adjustment: In the event of the
                             occurrence of a Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the Shares or the Transaction and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the

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                             Number of Shares to be Delivered,
                             the Initial Price and, in any case, any other variable relevant to the valuation, settlement or payment terms of the Transaction as the Calculation Agent determines appropriate to account for that material effect and (ii) determine the effective date(s) of the adjustment(s).

CREDIT TERMS:                On the Trade Date or the following business day,
                             Company will deliver to Citibank cash collateral equal to 50% of the Aggregate Amount or other collateral acceptable to Citibank (collectively the "Collateral"), having a value at least equal to $250,000. (as determined by the Calculation Agent)

                             Company hereby grants Citibank a continuing first priority, perfected security interest in and right of setoff against the Collateral, all distributions thereon and rights relating thereto, and any other collateral acceptable to Citibank in its sole discretion that may be delivered by or on behalf of Company in connection with this Transaction, and all proceeds of any of the foregoing, as security for the prompt and complete payment and performance when due (whether on an Early Termination Date or otherwise) of all of Company's payment and performance obligations under the Transaction hereunder and the ISDA Master Agreement. If Company defaults on any obligation to Citibank under this Confirmation or otherwise, Citibank may exercise all rights with respect to the Collateral, sell or liquidate the Collateral to satisfy any of Company's obligations to Citibank and set off any amounts payable by Company with respect to any obligations against any Collateral held by Citibank or the cash equivalent of any Collateral (or any obligation of Citibank to deliver any Collateral to Company). Company will not permit any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than the lien and security interest Company created hereby in favor of Citibank to exist upon any of the Collateral. Company will not take any action that could in any way limit or adversely affect the ability of Citibank to realize upon its rights in the Collateral. Company represents, on each date on which Company delivers or Citibank otherwise receives Collateral, that (i) Company is the owner of all Collateral free of any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, (ii) Company has the power and authority and has obtained all of the necessary consents and approvals to grant a first priority security interest to Citibank in the Collateral, (iii) upon the delivery of the Collateral Shares as described above and any other Collateral in a manner acceptable to Citibank, Citibank will have a valid and perfected first priority security interest in the other Collateral.


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EXTRAORDINARY EVENTS:
--------------------

Merger Event                 Means, in respect of any relevant Shares, any (i)
                             reclassification or change of such Shares that results in a transfer of or an irrevocable commitment to transfer outstanding Shares, (ii) consolidation, amalgamation or merger of the Issuer with or into another entity (whether or not the Issuer is the continuing entity), (iii) tender or exchange offer for such Shares that results in a transfer of or an irrevocable commitment to transfer outstanding Shares, (iv) sale, transfer, lease or conveyance of a material portion of the Issuer's assets to another entity or entities in a single transaction or series of related transactions, (v) purchase or other acquisition of an entity, division, business or any material portion thereof in a single transaction or series of related transactions that results in a material increase or change in the Issuer's assets, and (vi) any other corporate event or action affecting the Issuer that may have a material effect on the theoretical value of the Shares or a Transaction, in each case if the Merger Date occurs on or before the Valuation Date.

     Consequences of Merger
     Events:

     (a)  Share-for-Share:   Subject to the provisions for Negotiated Resolution
                             set forth below, Cancellation and Payment.

     (b)  Share-for-Other:   Cancellation and Payment.

     (c)  Share-for-Combined
     and any other Merger
     Event: Subject to the provisions for Negotiated Resolution set forth below, Cancellation and Payment.

                             Notwithstanding Section 9.2(b) of the Definitions, "MERGER DATE" means, in respect of a Merger Event, the date of the first public announcement of a firm intention to enter into the Merger Event, as determined by the Calculation Agent.

                             Negotiated Resolution. Notwithstanding anything in the Definitions to the contrary, beginning on the Merger Date with respect to a Merger Event other than a Share-for-Other Merger Event, the parties will negotiate for five Exchange Business Days to determine whether to continue the Transactions subject to this Master Confirmation on revised terms to which the parties agree (a "NEGOTIATED RESOLUTION") or to terminate such Transactions. If the parties do not agree on a Negotiated Resolution within that negotiation period, then Cancellation and Payment as described below shall apply.

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                             Cancellation and Payment. Notwithstanding anything
                             in the Definitions to the contrary, if Cancellation and Payment is applicable, then the Transactions subject to this Master Confirmation will be cancelled and Company will pay Citibank an amount determined as provided below, such payment to be made not later than three Currency Business Days following the determination by the Calculation Agent of such amount (denominated in the currency for settlement of the relevant Transaction as determined by the Calculation Agent). The amount to be paid by Company to Citibank will be the amount agreed promptly by the parties after the end of the negotiation period referred to in "Negotiated Resolution" above (in the case of Merger Events other than a Share-for-Other Merger Event), the Merger Date (in the case of a Share-for-Other Merger Event) or the date Citibank elects Cancellation and Payment as the result of the occurrence of a Nationalization, Insolvency or De-Listing Event, as the case may be, failing which it will be determined by the Calculation Agent based on an amount representing the Calculation Agent's determination of the fair value to Citibank of a comparable security with terms (including but not limited to imbedded options) that would preserve for Citibank the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event, Nationalization, Insolvency or De-Listing Event, as the case may be. The Calculation Agent shall provide Company with a schedule or other reasonably detailed explanation of the basis for and determination of such amount.


   Nationalization,
   Insolvency or De-Listing: Cancellation and Payment as described above shall apply, at the election of Citibank at any time after the relevant Announcement Date.

                             "INSOLVENCY" means that "Bankruptcy" as defined in
                             Section 5(a)(vii) of the ISDA Master Agreement has occurred with respect to the Issuer (without regard to any grace periods included therein).

                             "DE-LISTING EVENT" means that the Shares cease to be listed on or quoted by any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or their respective successors) for any reason other than a

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                             Merger Event. For purposes of a De-Listing Event,
                             the Announcement Date shall be deemed to be the date that the De-Listing Event first occurs (as determined by the Calculation Agent).

CALCULATION AGENT:           Citibank is the Calculation Agent and shall make
                             all calculations, adjustments and determinations
                             required pursuant to a Transaction, and such
                             calculations, adjustments and determinations shall
                             be binding absent manifest error.
REPRESENTATIONS
OF COMPANY:                  Company represents to Citibank that:

                             (a) Company is not, and within the preceding three months has not been, an Insider of the Issuer. Until the Maturity Date, Forward Seller will not become an Insider. "INSIDER" means a person who is an officer, director or beneficial owner of more than 10% of any class of equity securities of the Issuer required to file reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise an affiliate of the Issuer within the meaning of the Securities Act;

                             (b) Company is entering into this Forward Term Sheet and this transaction for Company's own account and not with a view to transfer, resale or distribution and understands that this transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states, that any such security has not been registered under the Securities Act or the securities laws of any state and, therefore, may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state securities law, or an exemption from registration is available;

                             (c) On the Trade Date and on any day in which Net Share Settlement or Net Cash Settlement have been elected, Company will not be in possession of any material non-public information regarding the Issuer.

TERMINATION:                 At Maturity or upon the occurrence of the
                             Termination Event specified above, the Company shall have the option to elect Net Cash Settlement, Net Share Settlement or Physical Settlement.
                             Make-whole for Citibank on buying/selling shares paid/received in net share settlement.

EARLY UNWIND PROVISION:      The Company will pay Citibank the breakage costs of
                             the early unwind.

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OTHER TERMS:                 This Term Sheet incorporates by reference the
                             definitions and provisions of the 1992 Cross Border
                             - Multi Currency ISDA Master Agreement without any Schedule thereto (the "ISDA Master Agreement") and the 1996 ISDA Equity Definitions (the "Definitions"). This Term Sheet is a Confirmation of a Transaction and a Credit Support Document each as defined in the ISDA Master Agreement. Capitalized terms not defined herein but defined in the ISDA Master Agreement or the Definitions shall the meaning set forth therein.

                             Second Method and Loss will apply to this Contingent Forward Term Sheet.

                             The execution of this Forward Sale Term Sheet shall be followed by the execution of a more detailed Confirmation subject also to the ISDA Master Agreement. Additional terms (not inconsistent with the terms set forth above) shall be set forth in the subsequent Confirmation.

                             The Seller and Buyer agree to conclude the negotiation of an ISDA Master Agreement, Schedule as soon as possible after the executing of this Forward Term Sheet.

GOVERNING LAW:               New York

Agreeing to be legally bound, the terms and conditions of this Forward Term Sheet as set forth above are accepted and agreed by the parties as of the Trade Date.

Citibank, N.A.                         Warburg Pincus Private Equity VIII, L.P.


                                       By:    Warburg, Pincus & Co.,
                                                 As General Partner


By:   /s/ Herman Hirsch                By:    /s/ James Neary
      ------------------------                -------------------
      Name:  Herman Hirsch                    Name:  James Neary
      Title: Director                         Title: Partner